EXECUTION COPY

                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT (this "Agreement"), dated as of July 10, 2000, by and among Waxman USA Inc., a Delaware corporation ("Stockholder"), Waxman Industries, Inc., a Delaware corporation ("Parent"), Wilmar Industries, Inc., a New Jersey corporation ("Wilmar") and BW Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Wilmar, ("BW Acquisition" and, together with Wilmar, "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, Purchaser and Barnett Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Purchaser will acquire all of the outstanding shares of common stock, $0.01 par value per share, of Company (the "Common Stock"), for the Merger Consideration, as defined in the Merger Agreement in effect on the date hereof, pursuant to a merger of BW Acquisition with and into Company (the "Merger");

         WHEREAS, the Stockholder is a holder of record and Beneficially Owns (as defined herein), as of the date hereof, 7,186,530 shares of Common Stock (the "Existing Shares", together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"), of which 1,000,000 Existing Shares are pledged (the "Pledged Shares") to Congress Financial Corporation ("Congress") as collateral security for the Stockholder's obligations to Congress pursuant to that certain Loan and Security Agreement, dated as of June 17, 1999 and amended as of December 8, 1999, March 29, 2000, May 1, 2000 and July __, 2000, by and among Congress, Waxman Consumer Products Group, Inc., WOC Inc., Western American Manufacturing Inc., WAMI Sales, Inc., Stockholder, Parent and TWI, International, Inc. (the "Congress Credit Facility");

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, and in reliance upon Stockholder's representations, warranties, covenants and agreements hereunder, Purchaser has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

         WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.

    1.1 Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

    1.2 For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

2.       Agreement to Vote; Proxy.

    2.1 Agreement to Vote. Stockholder hereby agrees that, except as expressly set forth below, during the time this Agreement is in effect, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, Stockholder shall vote, or cause the holder of record on any applicable record date with respect to any of the Pledged Shares Beneficially Owned by such Stockholder (the "Record Holder") to vote, in person or by proxy, the Pledged Shares: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement; and (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Company (a "Business Combination Transaction"), (ii) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (iii) any change in the management or board of directors of Company, except as otherwise agreed to in writing by Purchaser, (iv) any change in the present capitalization of the Company, or (v) any other change in the corporate structure (including the charter, by-laws or other organizational or constitutive documents) or business of the Company. Stockholder agrees, without limiting the foregoing, that it shall consult with Purchaser prior to any such vote and vote, or cause the Record Holder to vote, the Pledged Shares in such manner as is in compliance with the provisions of this Section 2. Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    2.2 Proxy. In furtherance of Section 2.1, Stockholder hereby grants to Purchaser a proxy to vote the Pledged Shares in accordance with the terms and conditions of this Agreement, it being understood that such proxy is coupled with an interest. Contemporaneously with the execution of this Agreement, Stockholder shall deliver to Purchaser the proxy in the form attached hereto as Exhibit A (the "Proxy").

3. Parent. Parent agrees to cause the Stockholder to take (or omit to take) the action set forth above in Section 2.1.

4.       Voting Trust Arrangement.

    4.1 Voting Trust Agreement. Contemporaneously herewith, Stockholder hereby delivers to American Stock Transfer & Trust Company, as voting trustee (the "Voting Trustee") under and pursuant to that certain Voting Trust Agreement dated today's date (the "Voting Trust Agreement"), the certificates representing all of the Existing Shares, other than the Pledged Shares, together with five duly executed stock powers, endorsed in blank (the "Stock Powers"). If for any reason Stockholder receives the right to vote with respect to any or all Shares held in the Voting Trust, at any time or from time to time, after the date hereof and prior to the termination of the Voting Trust Agreement, Stockholder agrees that all such Shares shall be governed by this Agreement and Stockholder shall vote with respect to such Shares in compliance with the terms of this Agreement, as if such Shares were originally included herein, until such time as the right to vote with respect such Shares reverts to the Voting Trustee. Stockholder agrees and covenants not to take any action inconsistent with the terms of the Voting Trust Agreement.

    4.2 Release of Certain Shares from Voting Trust. If (a) the Effective Time has not occurred on or prior to September 1, 2000 and (b) the Company has not repurchased from the Stockholder shares of Common Stock having a value of $2,000,000 (the "Purchase Shares") in accordance with that certain agreement, dated as of the date hereof, by and between the Stockholder and the Company (the "Barnett Agreement"), by September 8, 2000, then the Stockholder shall be entitled to have transferred to it by the Voting Trustee the Purchase Shares.

5. Representations and Warranties of Stockholder. Stockholder and Parent jointly and severally represent and warrant to Purchaser as follows:


    5.1 Ownership of Shares. On the date hereof, the Existing Shares are all of the Shares currently Beneficially Owned by the Stockholder or any affiliate of the Stockholder, excluding a de minimus number of shares of Common Stock held by Melvin Waxman, Armond Waxman and members of their families. Stockholder currently has with respect to the Existing Shares and, at all times up to and including the Effective Time, will have with respect to the Shares (other than any Shares purchased by the Company pursuant to the Merger Agreement), good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by (a) this Agreement and the Voting Trust Agreement, (b) the pledge of 1,000,000 Shares to Congress, (c) restrictions on transfer under applicable federal and state securities and antitrust laws, (d) restrictions under the Congress Credit Facility (which restrictions, with respect to the transactions contemplated by the Merger Agreement, this Agreement and the Voting Trust Agreement, have been waived by

         Congress as set forth in that certain letter, dated July 9, 2000, from Congress to Parent and certain of its subsidiaries party to the Congress Credit Facility (the "Congress Consent Letter"), (e) restrictions under that certain indenture, dated as of May 20, 1994 (as amended from time to time, the "DC Notes Indenture"), by and between Waxman Industries, Inc. and The Huntington National Bank, as trustee, relating to Waxman Industries, Inc.'s 12 3/4% Senior Secured Deferred Coupon Notes due 2004, and that certain indenture dated as of April 1, 1996 (as amended from time to time, the "Senior Notes Indenture" and together with the DC Notes Indenture, the "Indentures"), by and between Waxman USA Inc. and the United States Trust Company of New York, as trustee, relating to Waxman USA Inc.'s 11 1/8% Senior Notes, due 2001 and (f) that certain agreement dated December 8, 1999 (the "Noteholder Agreement") by and among Parent, Stockholder, and each of the holders therein named (each, a "Consenting Noteholder") of the 12 3/4% Deferred Coupon Secured Notes, due 2004, some of whom also hold the 11 1/8% Senior Notes, due 2001 (which restrictions, with respect to the transactions contemplated by the Merger Agreement, this Agreement and the Voting Trust Agreement, in clauses (e) and (f) have been waived by the requisite holders under the Indentures or the Noteholder Agreement, as applicable, as set forth in that certain Amendment, Consent and Waiver, dated July 9, 2000, by and among Parent, Stockholder and the Consenting Noteholders named therein.)

    5.2 Power; Authority; Binding Agreement; and Non-contravention. Each of Parent and Stockholder has the full legal right, power and authority to enter into this Agreement and the Voting Trust Agreement, and to perform all of its obligations under this Agreement and the Voting Trust Agreement in accordance with the terms and conditions hereof and thereof, and Stockholder has the full legal right, power and authority to enter into the Proxy contemplated hereby. The execution, delivery and performance of this Agreement and the Voting Trust Agreement by each of Parent and Stockholder, and the grant of the Proxy by Stockholder, will not violate (a) its charter, by-laws, or other organizational documents, (b) any agreement to which Parent or Stockholder is a party, including, without limitation, (i) any voting agreement, stockholder agreement or voting trust to which Parent or Stockholder is a party, (ii) any agreement with Congress or involving or related to the credit arrangements between Parent or Stockholder and Congress or (iii) any of the Indentures or other agreement related to the credit arrangements which are the subject matter of the Indentures, or (c) assuming the receipt of the approval of the holders of a majority of the outstanding voting common stock of Parent, any law, rule, regulation or order applicable to Parent or Stockholder. This Agreement and the Voting Trust Agreement have been duly executed and delivered by each of Parent and Stockholder and constitute legal, valid and binding agreements of each of Parent and Stockholder, enforceable in accordance with their respective terms. Neither the execution or delivery of this Agreement and the Voting Trust Agreement by each of Parent or Stockholder, and the Proxy by Stockholder, nor the consummation by each of Parent or Stockholder of the transactions contemplated hereby and thereby, will (a) require any consent or approval of or filing with any governmental or other regulatory body other than filings required, if any, under the federal or state securities and antitrust laws or (b) result in a violation of, conflict with or default under, any (A) law, rule, regulation or order applicable to Parent or Stockholder or (B) any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Stockholder is a party or by which Parent or Stockholder is bound.

    5.3 Written Consent of Stockholders. Approval of this Agreement, the Voting Trust Agreement and the Merger Agreement and all of the transactions contemplated in connection therewith have been approved by the written consent of the stockholders of each of Parent and Stockholder in accordance with Delaware law, and no other consents or filings are required in respect of such stockholder approval, except for the filing of the Information Statement (as defined herein) described in Section
         10.3. Purchaser hereby acknowledges receipt of copies of the written consents of the stockholders of each of Parent and Stockholder.

    5.4 Finder's Fees. No person other than Donaldson, Lufkin & Jenrette Securities Corporation is, or will be, entitled to any commission or finder's fees from Parent or Stockholder in connection with this Agreement or the transactions contemplated hereby, exclusive of any commission or finder's fees referred to in the Merger Agreement.

6.       Representations and Warranties of Purchaser.

         Purchaser represents and warrants to Stockholder as follows:

    6.1 Authority. Purchaser has full legal right, power and authority to enter into and perform all of its obligations under this Agreement and the Voting Trust Agreement in accordance with the terms and conditions hereof. The execution, delivery and performance of this Agreement and the Voting Trust Agreement by Purchaser will not violate (a) its charter, by-laws, or other organizational or constitutive documents,
         (b) except as set forth in the Merger Agreement, any agreement to which Purchaser is a party or (c) any law, rule, regulation or order applicable to Purchaser. This Agreement and the Voting Trust Agreement have been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser, enforceable in accordance with their respective terms. Except as set forth in the Merger Agreement, neither the execution or delivery by Purchaser of this Agreement and the Voting Trust Agreement, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, will (a) require any consent or approval of or filing with any governmental or other regulatory body other than filings required under the federal and state securities and antitrust laws or (b) result in a violation of, conflict with or result in a default under, (i) any law, rule, regulation or order applicable to Purchaser or (ii) any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which or it is a party or by which it is bound.

    6.2 Finder's Fees. No person is, or will be, entitled to any commission or finder's fee from Purchaser in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

7.       Termination.

         This Agreement shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) 5:00 p.m. New York City time on November 30, 2000, but only if the Effective Time has not occurred by such time,
(c) immediately upon the termination of the Merger Agreement, (d) any decrease in the Merger Consideration from that referenced in the Merger Agreement as of the date hereof or any other change (including by way of amendment, modification, waiver or other acquiescence) relating to the Merger Consideration (including, without limitation, any changes to the manner of calculating or paying, including the timing thereof or conditions thereto, the Merger Consideration), (e) any amendment to the Merger Agreement that adversely affects the Stockholder and (f) fourteen (14) days after the occurrence of the stockholders meeting called by the Company to approve the Merger as set forth in
Section 5.5 of the Merger Agreement, but only if the Effective Time has not occurred by such time; provided, however, the provisions of Sections 8 and 9, 12 through 18 (inclusive), and 20 and 21 shall all survive any termination of this Agreement.

8.       Expenses.

         Except as provided in Section 21, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

9.       Confidentiality.

         Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, Stockholder agrees that it will not disclose or discuss these matters with anyone (other than with the officers, directors, legal counsel and advisors of the Stockholder, the Company, Congress or the Committee, if any) not a party to this Agreement, without prior written consent of Purchaser, except that Stockholder may make the filings and other disclosures required by it pursuant to the Exchange Act and the rules and regulations thereunder. Additionally, other than disclosures which would violate
Section 10.1(c) below, Stockholder may make other disclosures which Stockholder's legal counsel advises in writing are necessary in order to fulfill Stockholder's obligations imposed by law, court order or stock exchange regulations, so long as Stockholder shall have given reasonable prior notice of such disclosure to Purchaser and, to the extent applicable, shall thereafter cooperate with Purchaser in seeking a protective or other order respecting the confidentiality hereof.

10.      Covenants.

    10.1 Except in accordance with the provisions of or as otherwise contemplated by this Agreement, Stockholder and Parent agree, prior to the termination of this Agreement as provided in Section 5 above, not to, directly or indirectly:

                    (a) voluntarily (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or (ii) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares;

                    (b) grant any proxies, deposit any Shares into a voting
               trust or enter into a voting agreement with respect to any Shares; or

                    (c) take any action to encourage, initiate or solicit any
               inquiries or the making of any Takeover Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with or respond to, any person relating to a Takeover Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Purchaser or its officers, directors, representatives, agents, affiliates or associates) to make or implement a Takeover Proposal.

    10.2 Each of Parent and Stockholder agrees, while this Agreement is in effect, to notify Purchaser promptly of the number of any shares of Common Stock acquired by Stockholder after the date hereof and to deposit all such shares of Common Stock with the Voting Trustee to be held in accordance with the Voting Trust Agreement.

    10.3 Parent shall promptly prepare and in no event later than ten (10) business days after the date hereof, file with the Securities and Exchange Commission ("SEC") a preliminary information statement relating to the approval of this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the information statement. Parent will provide Purchaser with a reasonable opportunity to review and comment on such materials. Parent shall respond promptly to any comments made by the SEC with respect to the preliminary information statement, shall use its reasonable best efforts to have the SEC clear the information statement and shall cause a definitive information statement (such definitive information statement, together with any amendments and supplements thereto, the "Information Statement") to be mailed to its stockholders, and the stockholder action referred to therein to become effective, as soon as possible after the filing with the SEC of the preliminary information statement. Purchaser shall provide Parent for inclusion in the Information Statement such information regarding Purchaser which may be required under applicable law and which is reasonably requested by Parent, and Purchaser hereby represents and warrants that the information provided and to be provided by it specifically for use in the Information Statement (the "Purchaser Information") shall not, on the date upon which the Information

         Statement is mailed to the stockholders of Parent and on the date upon which approval of the Sale and this Agreement by stockholders of Parent is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser agrees to correct promptly any of the Purchaser Information that shall have become false or misleading in any material respect.

    10.4 If the Company has purchased the Purchase Shares pursuant to the Barnett Agreement for less than the Merger Consideration, Purchaser shall, within ten (10) days after the Effective Time, pay to Stockholder by wire transfer of immediately available funds to the account or accounts designated for payment an amount equal to the product of (a) the difference between the Merger Consideration and the price per share paid by the Company for the Purchase Shares, multiplied by (b) the number of Purchase Shares purchased by the Company.

    10.5 To the extent that the net proceeds per share received by the Stockholder from any sale of the Purchase Shares is less than the Merger Consideration, Purchaser shall, within ten (10) days after the Effective Time, pay to the Stockholder by wire transfer of immediately available funds to the account or accounts designated for payment an amount equal to the product of (a) the difference between the Merger Consideration and the net proceeds per share received by the Stockholder for the Purchase Shares, multiplied by (b) the number of Purchase Shares sold by the Stockholder.


11.      Survival of Representations and Warranties.

         Except as set forth in Section 7 above, all representations, warranties, covenants and agreements made by Stockholder, Parent or Purchaser in this Agreement shall survive notwithstanding any investigation at any time made by or on behalf of any party.

12.      Notices.

         All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

                  If to Purchaser:


                  Wilmar Industries, Inc.
                  303 Harper Drive
                  Moorestown, New Jersey 08057

                  Attention: William Sanford
                  Facsimile: (856) 439-8846

                  With a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019

                  Attn:  Mark A. Underberg, Esq.
                  Facsimile:  (212) 757-3990



                  If to Stockholder or Parent:

                  Waxman Industries, Inc.
                  Waxman USA Inc.
                  24460 Aurora Road
                  Bedford Heights, OH  44146

                  Attention:  Armond Waxman
                  Facsimile:  (440) 439-8678

                  With a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, New York  10174

                  Attn:  Scott M. Zimmerman, Esq.
                  Facsimile:  (212) 891-9598

13.      Entire Agreement; Amendment.

         This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the parties hereto.

14.      Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that this Agreement shall not be binding on any transferee of the Pledged Shares not affiliated with the Stockholder or Parent, other than Congress.

15.      Governing Law.

         Except as expressly set forth below, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto hereby agree that any dispute arising out of this Agreement shall be heard in the Chancery Court of the State of Delaware or in the United States District Court for the District of Delaware and, in connection therewith, each party to this Agreement hereby consents to the jurisdiction of such courts and agrees that any service of process in connection with any dispute arising out of this Agreement may be given to any other party hereto by certified mail, return receipt requested, at the respective addresses set forth in Section 12 above.

16.      Injunctive Relief.

         The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

17.      Counterparts; Facsimile Signatures.

         This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

18.      Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

19.      Further Assurances.

         Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

20.      Third Party Beneficiaries.

         Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

21.      Legal Expenses.

         In the event any legal proceeding is commenced by any party to this Agreement to enforce, or recover damages for any breach of, the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees and disbursements.

         IN WITNESS WHEREOF, Parent, Stockholder and Purchaser have caused this Agreement to be executed by their duly authorized officers, each as of the date and year first above written.

                                    Waxman USA Inc.


                                    By: /s/ Armond Waxman
                                        --------------------------
                                        Name:  Armond Waxman
                                        Title: President and Co-CEO


                                    Waxman Industries, Inc.


                                    By: /s/ Armond Waxman
                                        --------------------------
                                        Name:  Armond Waxman
                                        Title: President and Co-CEO


                                    Wilmar Industries, Inc.


                                    By: /s/ Michael J. Grebe
                                        --------------------------
                                        Name:  Michael J. Grebe
                                        Title: President


                                    BW Acquisition, Inc.


                                    By: /s/ William Sanford
                                        --------------------------
                                        Name:  William Sanford
                                        Title: S.V.P.

                                    Exhibit A

                                      Proxy

                  Waxman USA Inc. ("Stockholder"), a shareholder of Barnett Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Wilmar Industries, Inc. ("Wilmar") and BW Acquisition, Inc. ("BW Acquisition" and, together with Wilmar, "Purchaser"), the attorney and proxy of Stockholder with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to (i) 1,000,000 of the issued and outstanding shares of capital stock of the Company owned of record by Stockholder as of the date of this proxy and pledged to Congress Financial Corporation ("Congress") as collateral security for certain of Stockholder's obligations to Congress (the "Pledged Shares"). Upon the execution hereof, all prior proxies given by Stockholder with respect to any of the Pledged Shares are hereby revoked until the Termination Date (as defined below), and no subsequent proxies will be given with respect to any of the Pledged Shares until the Termination Date.

                  This proxy is coupled with an interest and is granted in connection with a Stockholder Agreement, dated as of the date hereof, between Purchaser and Stockholder (the "Stockholder Agreement"), and is granted in consideration of and to induce Purchaser to enter into the Agreement and Plan of Merger, dated as of the date hereof, between the Purchaser and the Company (the "Merger Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement as in effect on the date hereof.

                  Until the Termination Date, the attorney and proxy named above will be empowered, and may exercise this proxy, solely to vote, or cause the holder of record on any applicable record date with respect to any Pledged Shares to vote, the Pledged Shares at any time, until the termination of the Stockholder Agreement (upon which this Proxy shall automatically terminate), at any meeting of the stockholders of the Company, however called, or in any written action by consent of stockholders of the Company: (a) in favor of the Merger; (b) against any action or agreement that would result in a breach of any covenant, any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement; or (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to, (i) any corporate transaction not entered into in the ordinary course of business (other than the Merger) such as a merger, other business combination, reorganization, consolidation, recapitalization, dissolution or liquidation involving Company,
(ii) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (iii) any change in the management or board of directors of Company, other than a change necessary to fill a vacancy, (iv) any change in the present capitalization of the Company, or (v) any other change in the corporate structure (including the charter, by-laws or other organizational or constitutive documents) or business of the Company.

                  This proxy shall be binding upon the heirs, successors and assigns of Stockholder (including any transferee of any of the Pledged Shares in accordance with the Stockholder Agreement) except that this proxy shall not be binding, and shall immediately terminate, upon the earlier of (a) November 30, 2000, (b) the termination of the Merger Agreement and (c) the transfer of the Pledged Shares to any transferee not affiliated with the Stockholder or Parent, including Congress or its designee.

                  Any term or provision of this proxy which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Dated: July 10, 2000

                                    Waxman USA Inc.


                                    By: /s/ Armond Waxman
                                        --------------------------
                                        Name:  Armond Waxman
                                        Title: President and Co-CEO